 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2012

MORGAN’S FOODS, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-08395	34-0562210
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

4829 Galaxy Parkway, Suite S, Cleveland, OH  44128
(Address of principal executive officers)               (Zip Code)

Registrant’s telephone number, including area code:  (216) 359-9000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On December 6, 2012, the Board of Directors of Morgan’s Foods, Inc. (the “Company”) accepted the resignation of Leonard R. Stein-Sapir, 73, from his positions as Chairman of the Board of Directors and Chief Executive Officer, effective December 31, 2012.  Also, on December 6, 2012 the Company’s Board of Directors appointed James J. Liguori, who is currently serving as the Company’s President and Chief Operating Officer, to the position of interim Chief Executive Officer, effective January 1, 2013, and elected James C. Pappas, 31, a current director of the Company, as the Chairman of the Board of Directors, effective January 1, 2013.

Mr. Liguori, 64, has been the Company’s President and Chief Operating Officer since July 1988 and has served on the Company’s Board of Directors since 1984.  His term as interim Chief Executive Officer is not fixed and he will serve at the pleasure of the Board of Directors.

There are no arrangements or understandings with respect to Mr. Liguori’s appointment as interim Chief Executive Officer of the Company with any person other than an understanding between the Company and Mr. Liguori regarding his compensation and benefits.  The Board of Directors will also conduct a search for a new director to fill the vacancy on the Board of Directors created by Mr. Stein-Sapir’s resignation.

A copy of the Company’s December 10, 2012 press release announcing the resignation and appointments referenced above is incorporated by reference herein and attached hereto as Exhibit 99.1.

Item 9.01            Financial Statements and Exhibits

Exhibits.

Exhibit Number

99.1	Press release, dated December 10, 2012, regarding changes in senior executive officer and Board leadership.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Morgan’s Foods, Inc.

Dated: December 10, 2012	By:	/s/ Kenneth L. Hignett
Kenneth L. Hignett
Senior Vice President,
Chief Financial Officer & Secretary

Exhibit Index

Exhibit No.           Description

99.1                     Press release, dated December 10, 2012, regarding changes in senior executive officer and Board leadership.